Exhibit 10.58
SEPARATION AGREEMENT
AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”), dated November 5, 2009, is entered into by and between Burger King Corporation (the “Company”), and Russell B. Klein (“you”).
          1. Separation from Employment. This Agreement contains the mutual resolution we agreed upon regarding your separation from the Company and the benefits and obligations associated with your separation. You acknowledge and agree that your employment with the Company is hereby terminated, effective at the close of business on December 15, 2009 (the “Separation Date”) and that, effective as of the Separation Date, such termination has resulted in your “Separation from Service” (within the meaning given to such term in Section 1.409A-1(h) of the regulations (as amended) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). You further acknowledge and agree that the employment agreement dated as of December 8, 2008 between the Company and you, as such agreement may have been amended, (the “Employment Agreement”) is also terminated as of the Separation Date. Each of the parties hereto waives such party’s right to notice under the Employment Agreement, if any. Notwithstanding that your employment with the Company will terminate effective on the Separation Date, the Company shall not be under any obligation to assign any duties to you for all or any part of the period from November 5, 2009 through the Separation Date (“Garden Leave Period”). For the avoidance of doubt, you shall continue to receive your Base Salary, Benefits Allowance and other employee benefits described in Section 7(a) of the Employment Agreement during the Garden Leave Period.
          2. Separation Benefits. Without admission of any liability and in exchange for the releases and covenants contained in this Agreement, subject to your satisfaction of all of your covenants and agreements contained herein, the Company agrees to provide you with the following payments and benefits (the “Separation Benefits”):
          (a) The Company will pay you $550,000 gross (the “Separation Payment”), payable in thirteen (13) equal, bi-weekly installment payments of $42,307.69 each, commencing at the time of the Company’s first regular payroll following May 6, 2010.
          (b) You will be eligible to receive a pro-rata payment under the Burger King Holdings, Inc. (“Holdings”) Fiscal Year 2010 Restaurant Support Incentive Program (the “Bonus Plan”) for the 2010 fiscal year, in accordance with the terms of the Bonus Plan, except that the payment to you shall be equal to the product of (1) the Annual Bonus that would have been payable to you for such fiscal year had you remained employed for the entire 2010 fiscal year, based on an individual performance rating of “3” and based on the extent to which the Company actually achieves the performance goals established by the Company for such fiscal year, multiplied by (2) a fraction, the numerator of which 168 and the denominator of which is 365, such amount to be payable to you on the date annual bonuses for the 2010 fiscal year are actually paid by the Company to its active executives, but in no event later than the 15th day of the third calendar month following the end of the Company’s 2010 fiscal year.
          (c) You may participate in continued group medical, dental and vision coverage for you and your eligible dependants participating in such plans immediately prior to the Separation Date at the active employee rate during the one (1) year period following the Separation Date, provided that the Company’s obligation to provide this continued coverage (i) is subject to you continuing to make your portion of the monthly premium payments to AETNA; and (ii) shall immediately cease in the event you become eligible for similar coverage through a new employer, and you must notify the Company within seven (7) business days of becoming eligible for such different coverage.
          (d) You will be entitled to continued basic term-life insurance coverage at no cost to you through (i) the end of the one (1) year period following the Separation Date; (ii) until the effective date of any similar life insurance coverage obtained through a new employer; or (iii) the date you refuse coverage from your new employer, whichever is sooner (you must notify the Company within seven (7) business days of becoming eligible for life insurance coverage); and if currently enrolled, continued optional life insurance coverage, provided that you continue to make the applicable monthly premium payments to the Company.
          (e) At your request, the Company will provide you with the services of an outplacement agency as selected by and for such period of time and for such services as determined by the Company; provided that in no event will the duration of such outplacement services exceed the one (1) year period following the Separation Date and that any reimbursement to be paid by the Company for such services will be made by the end of the year following the year in which the Separation Date occurs.
          3. Other Payments & Benefits.
          (a) Benefit Continuation. After the one (1) year period following the Separation Date and subject to the COBRA rules, you may be entitled to continue your medical, dental and vision coverage for up to eighteen (18) months through COBRA, in accordance with the COBRA rules. Details of such coverage and rules will be mailed to you under separate cover.
          (b) 401(k). If you are a participant in the Company’s Savings Plan (“401(k)”), your contributions to, and the Company’s matching contributions on your behalf to, the 401(k) account will cease as of your Separation Date. Detailed information regarding the treatment or continuation of your 401(k) account can be obtained by calling Merrill Lynch at 888-637-4252.
          (c) Executive Retirement Program. If you are a participant in the Executive Retirement Program (“Retirement Program”), you will retain your rights to any vested amounts thereunder as of the Separation Date in accordance with the terms of the Retirement Program, but additional accruals shall cease immediately as of the Separation Date. Any such vested amounts will be distributed to you in accordance with the Retirement Program rules and will be subject to any applicable requirements of the Code. The Company shall use reasonable efforts to comply with Section 409A of the Code as to the timing, form and amount of any distribution to you under the Retirement Program, including the imposition of a six (6) month delay or suspension (if applicable) of any distribution under the Retirement Program.
          (d) Equity Plan Benefits. The terms and conditions relating to the treatment of your common stock of Holdings, if any, and any options or other equity awards in respect of the common stock of Holdings (the “Equity Awards”), following the termination of your employment with the Company are as described in the Holdings Equity Incentive Plan or the Holdings 2006 Omnibus Incentive Plan, as applicable (the “Equity Plan(s)”), and the award agreements issued to you pursuant to such Equity Plan(s) (the “Award Agreements”), as such Equity Plan(s) and/or Award Agreements may have been amended from time to time. You will be provided with instructions concerning the exercise or settlement of any vested Equity Awards held by you as of the Separation Date at a future date.
          Except as specifically set out herein, all other benefits shall cease as of the Separation Date.
          4. Payments and Accord and Satisfaction.
          (a) All payments and benefits under this Agreement shall be subject to applicable tax and employment withholdings. You acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation or benefits, including without limitation compensation for unpaid salary, unpaid bonus, commissions, severance, or accrued or unused vacation time or vacation pay, arising from or relating to your employment with the Company or the termination of your employment.
          (b) Similarly, the Separation Benefits (and any other payments contemplated hereunder) will be made by the Company using such method of payment as it may determine in its discretion, including without limitation, by direct deposit to your bank account unless you specifically advise the Company in writing that you do not want payments made via direct deposit. Unless you advise Burger King Corporation’s Payroll Department in writing of any changes to your banking information, any payments by direct deposit shall be into such bank account as is currently on file with the Payroll Department.
          5. General Release of All Claims. In consideration of the agreements set forth herein and other good and valuable consideration, you agree as follows:
          (a) You, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives (collectively, the “Releasors”) voluntarily, knowingly, and willingly covenant not to sue or bring any action or other proceeding of any nature against, and fully release, the Company, and its parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities’ respective owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, franchisees and administrators (collectively, the “Releasees”), from any and all known and unknown claims, complaints, causes of action, demands or rights of any nature whatsoever which any Releasor now has or in the future may have against any Releasee (“Actions”) of whatever kind or nature arising out of any actions, inactions, conduct, decisions, behavior, or events occurring on or prior to the date of this Agreement, whether known or unknown, including without limiting the generality of the foregoing, any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under The Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, the Florida Private Whistle-Blower Act (Fla. Stat. § 448.101 et seq), the Florida Public Whistle-Blower Act (Fla. Stat. § 112.3187 et seq.), the Florida Equal Pay Act, unpaid wages under Fla. Stat. § 448.08, retaliation claims under the Workers’ Compensation Law (Fla. Stat. § 440.205), and waivable rights under the Florida Constitution, any other federal, state, or local law, regulation or ordinance; and any theory of libel, slander, breach of contract, wrongful discharge, detrimental reliance, intentional infliction of emotional distress, tort, or any other theory under the common law or in equity; and any Actions for uncompensated expenses, severance pay, incentive pay, or any other form of compensation or benefits.
          (b) As a condition to the Company’s obligation to pay you any amount or provide you with any benefit or right pursuant to Section 2 of this Agreement, you agree to execute a copy of the General Release attached hereto as Schedule 1 on the Separation Date and return it to Anne Chwat within two (2) business days of such date.
          6. No Admission of Wrongdoing. By entering into this Agreement, you agree that the Releasees do not admit any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding as an admission by the Releasees of any liability, error, violation or omission.
          7. No Other Claims. You affirm that you are not a party to, and have not filed or caused to be filed, any claim, complaint or action against any Releasee in any forum. You also affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits under any benefit plan, program or policy of the Company or its affiliates to which you may be entitled, that you have not worked any uncompensated time (regular or overtime), and that no other remuneration or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided any and all leave requested under the Family and Medical Leave Act. You affirm that you have not complained of, and are not aware of, any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company and that you have disclosed to the Company any information you have concerning any conduct involving the Company, any of its affiliates or any of their respective employees that you have any reason to believe may be unlawful. You hereby waive any right that you may have to reinstatement with Releasees, and further agree not to seek employment with Releasees in the future.
          8. Taxes. You agree that you are responsible for all applicable taxes and contributions relating to the payments and benefits under this Agreement. You understand and agree that the Company is providing you with no representations regarding tax obligations or consequences that may arise from this Agreement.
          9. Restrictive Covenants. You acknowledge that, in the course of your association with the Company, you had a prominent role in the management of the business and you have established and developed relations and contacts with the principals, franchisees, customers and/or suppliers of the Company and its affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company and its affiliates. You also recognize that you had access to and became familiar with or exposed to Confidential Information (as defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company. You acknowledge that the Company has an interest in protecting its investment in its valuable, special, unique and extraordinary contacts, goodwill, knowledge, and Confidential Information. You agree that you could cause grave harm to the Company if you, among other things, work for the Company’s competitors, franchisees or advertising or marketing agencies, solicit employees away from the Company, its franchisees or advertising or marketing agencies, solicit the Company’s franchisees, make disparaging remarks about the Company or the Releasees, or misappropriate or divulge the Company’s Confidential Information and that, consequently, the Company has legitimate business interests in protecting its good will and Confidential Information. As such, you agree to the following:
          (a) Intentionally Omitted.
          (b) Confidential and Proprietary Information.
               (i) You agree that the terms of this Agreement are confidential and that you shall not disclose any information contained in this Agreement to any person, other than (A) to your lawyer, financial advisor or immediate family members, (B) to enforce this Agreement or (C) to respond to a valid subpoena or other legal process. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell each such individual that he or she must keep it confidential as well. Notwithstanding the foregoing, you also shall be permitted to disclose the covenants contained in this Paragraph 9 to any prospective employers. Upon inquiry regarding the subject matter contained in this

Agreement or regarding the Agreement, you shall either not respond or state only that the matter has been resolved.
               (ii) You agree that you will not, directly or indirectly (A) disclose any Confidential Information to any person, or (B) use any Confidential Information for your own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary, commercially or personally sensitive information relating to (Y) the Company or its affiliates or any of their employees, or members of their respective management or boards or (Z) any third parties who do business with the Company or its affiliates, including franchisees and suppliers and their employees. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of your breach of your obligations to hold such Confidential Information confidential). You also agree that except as may be requested by the Company, you will not directly or indirectly discuss the Company’s business or Confidential Information with (A) any employees or members of the management or boards of the Company or any of its suppliers or franchisees or (B) the investor community or the media, subject to subsection (iii) below regarding disclosures required or requested by a court or governmental agency.
               (iii) If you are required or requested by a court or governmental agency to disclose Confidential Information, you must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after you learn of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure. You shall provide written notice regarding the requested disclosure, via facsimile and mail to: General Counsel, Burger King Corporation, 5505 Blue Lagoon Drive, Miami, FL 33126; fax number (305) 378-7112.
          (c) Non-Competition. You agree that, for a period of one (1) year following the Separation Date, you shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company and you shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any person or entity that engages in, or provides advertising, marketing or other services to a Person or entity that engages in, the quick serve restaurant business, anywhere in the world, including the Company, provided that you shall be permitted to hold one percent (1%) or less interest in the equity or debt securities of any publicly traded company. You acknowledge and agree that your duties and responsibilities involved and affected the operation and management of the Company on a worldwide basis. Accordingly, you acknowledge that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and you agree that this non-compete provision applies on a worldwide basis.

          (d) Non-Solicitation. You agree that, for a period of one (1) year following the Separation Date, you shall not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship or potential relationship of the Company or any of its affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with, any person or entity that is or was (during the last twelve (12) months of your employment with the Company) (A) an employee of the Company or any of its affiliates or (B) engaged to provide services to the Company, including vendors who provide or have provided advertising, marketing or other services, or (C) a franchisee of the Company or any of its affiliates.
          (e) Return of the Company Property; Work Product.
               (i) As of the Separation Date, and before the Company is obligated to provide you with any portion of the Separation Benefits, you shall return to the Company all of the property of the Company and its affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product (as defined below), documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which you used, received or prepared, helped prepare or supervised the preparation of in connection with your employment with the Company. You agree not to retain any copies, duplicates, reproductions or excerpts of such material or documents.
               (ii) You agree that all of your work product (whether created solely or jointly with others, and including any intellectual property or moral rights therein), given, disclosed, created, developed or prepared in connection with your employment with the Company (“Work Product”) shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101), and shall be the sole and exclusive property of the Company. In the event that any such Work Product is deemed not to be a “work made for hire,” or does not vest by operation of law as the sole and exclusive property of the Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and its affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).
          (f) Breach of This Agreement and Equitable Relief.
               (i) You acknowledge and agree that a breach by you of this Paragraph 9 of this Agreement shall be deemed a material breach of this Agreement and that remedies at law will be inadequate to protect the Company and its affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. You expressly waive any security that might otherwise be required in connection with such relief.
               (ii) You further acknowledge and agree that the Company’s obligation to pay you any amount or provide you with any benefit or right pursuant to this Agreement is subject to your compliance with your obligations under this Paragraph 9, and that in the event of a breach by you of any provision of this Paragraph 9, you shall be deemed to have been terminated for cause. Similarly, if, at any time subsequent to the execution of this Agreement, it is determined by the Company in good faith that your employment could have been terminated for cause under section 9(b) of the Employment Agreement, then, in accordance with Section 9(b) of the Employment Agreement, at the Company’s discretion, you shall be deemed to have been terminated for cause. Upon your breach of any provision of Paragraph 9 or any other deemed termination for cause in accordance with this Paragraph 9(f), (a) you shall be obligated to immediately repay to the Company all amounts and benefits theretofore paid to or received by you pursuant to this Agreement; (b) you shall forfeit any further payments or benefits under this Agreement and (c) you shall promptly repay to the Company the Fair Market Value (as defined in the applicable Award Agreements) of any shares of common stock of Holdings (“Shares”) received upon the exercise on or after November 5, 2009 of any options you may have to purchase Shares (the “Options”), minus the applicable exercise price. The Fair Market Value of such Shares shall be determined as of the date of exercise of such Options. Notwithstanding the foregoing, if at the time of any breach by you of any provision of Paragraph 9 or any other deemed termination for cause in accordance with this Paragraph 9, any Options remain outstanding but unexercised, you agree that all such unexercised Options shall automatically be forfeited. You further agree that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any provision of Paragraph 9 were breached.
          (g) Scope of Agreement. The parties hereby agree that the period, scope and geographical areas of restriction imposed upon you by the provisions of this Paragraph 9 are fair and reasonable and are reasonably required for the protection of the Company. In the event that the provisions of this Paragraph 9 relating to the area of restriction, the period of restriction, or the scope of restriction, shall be deemed to exceed the maximum area, period of time or scope which a court of competent jurisdiction would deem enforceable, said area, period of time and scope shall, for purposes of this Agreement, be deemed to be the maximum area or period of time or scope which a court of competent jurisdiction would deem valid and enforceable.
          (h) Toll Provision. In the event you shall violate any provision of this Paragraph 9 as to which there is a specific time period during which you are prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.
          (i) Confidentiality. In the event the Company applies to seal any papers produced or filed in any judicial proceedings to preserve confidentiality, you hereby specifically agree not to oppose such application and to use your best efforts to join such application.
          (j) Cooperation. You agree to cooperate with the Company in any transition activities requested by the Company, and in the Company’s defense in any investigation, litigation or administrative proceeding, including any charges or claims filed against it by current or former employees regarding matters occurring during your employment. The Company shall fully reimburse you for reasonable out-of-pocket expenses incident to such cooperation provided they are properly documented.
          (k) Resignation upon Termination. This Agreement represents your resignation from all board and board committee memberships and other positions which you hold with the Company, Holdings and all of their subsidiaries and affiliates, effective as of the date hereof. You agree to execute and return to the Company, within two (2) business days following the execution of this Agreement, a letter in the form attached as Schedule 2, which separately confirms your resignation from such positions.
          10. Company’s Right of Set-Off. If you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates at any time that you are entitled to payment of Separation Benefits under this Agreement, then the Company or its Affiliates, to the extent permitted by applicable law (including, without limitation, Section 409A of the Code), may offset such amount so owing against the unpaid balance of the Separation Benefits otherwise payable.
          11. Assignment; Severability.
          (a) You expressly agree that this Agreement shall be assignable by the Company to a successor to any of the businesses of the Company and you hereby expressly consent to such assignment.
          (b) In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Florida or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.
          12. Other Claims. The existence of any claim or cause of action by you against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in this Agreement but shall be claimed and litigated separately
          13. Entire Agreement and Waiver. Effective as of the Separation Date, this Agreement (including all attachments and schedules hereto) constitutes the entire agreement between you and the Company with respect to your termination of employment, and supersedes all other correspondence, offers, proposals, promises, agreements or arrangements relating to the subject matter contained herein, including without limitation, the Employment Agreement. The failure of any party to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to thereafter enforce each and every provision of this Agreement. You acknowledge that you have not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.
          14. No Modification. This Agreement may not be changed unless the changes are in writing and signed by you and a proper representative of the Company.
          15. Governing Law. The terms of this Agreement shall for all purposes be enforced, governed by, and construed in accordance with the laws of the State of Florida without regard to Florida’s conflict of laws principles, except to the extent governed by the Employee Retirement Income Security Act of 1974 (ERISA).
          16. Dispute Resolution.
          (a) In the case of any claim or dispute arising under or in connection with this Agreement, you agree to attempt in good faith to resolve such claim or dispute informally through discussions with appropriate Company personnel. If you believe your efforts are unsuccessful, you shall submit your claim in writing to the Executive Vice President, Chief Human Resources Officer, U.S. Restaurant Support Center, who will respond to you within twenty-one (21) days from receiving your claim. If after completing the above procedures, you disagree with the Vice President, Total Rewards’ determination, the Company and you agree that the dispute or claim shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be held in Miami, Florida, and conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration, with the additional proviso that all steps necessary to ensure the confidentiality of the proceedings and the arbitrator’s award will be added to the basic rule requirements, except that (a) in the process of selecting an arbitrator, the parties may strike names from AAA’s list of arbitrators only for good cause and (b) depositions, if permitted by the arbitrator, shall be limited to a maximum of one (1) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Paragraph 9 of this Agreement. Both parties expressly agree to waive their right to have a circuit court determine the issue of attorneys’ fees pursuant to § 682.11, Fla. Stat. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both parties agree that no other forum other than a mutually agreed upon one or the American Arbitration Association will be utilized to resolve any dispute and the resort to any other forum is a breach of this Agreement.
          (b) Nothing in this Agreement shall be construed to prevent either party from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency and/or responding as otherwise required by law. You agree that you will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived herein. You agree that you shall pay the attorneys’ fees incurred by the Company (if it is the prevailing party), in the event the Company is required to invoke this Agreement in defense to any claim or action brought by you and/or in the event it is necessary for the Company to bring an action or file a counterclaim to enforce this Agreement. Any claim or counterclaim by the Company to enforce this Agreement shall not be deemed retaliatory.
          17. Revocation Period. You may revoke this Agreement within the seven (7) day period following its execution by you. Any revocation must be submitted, in writing, to Burger King Corporation, Attn: Anne Chwat, General Counsel, at 5505 Blue Lagoon Drive, Miami, Florida 33126 and must state, “I hereby revoke my acceptance of my Agreement.” Similarly, you may revoke the General Release attached hereto as Schedule 1 within the seven (7) day period following your execution of such document in accordance with the terms thereof. If the last day of either revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. Payment of the Separation Payment will commence in accordance with Sub-Paragraph 2(a), provided that you have not revoked this Agreement and/or the General Release within the time period permitted under this Section 17.
          18. Waiver. By signing this Agreement, you acknowledge that:
          (a) You have carefully read and understand this Agreement;
          (b) The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

          (c) You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;
          (d) You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
          (e) As set forth in Paragraph 5 hereof, you KNOWINGLY AND VOLUNTARILY RELEASE the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing this Agreement, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
          (f) You have been given at least twenty-one (21) days to review and consider your rights and obligations under this Agreement (although you may voluntarily choose to sign this Agreement earlier) and to consult with an attorney;
          (g) You may revoke this Agreement within the seven (7) day period following your execution of this Agreement; and
          (h) The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act.
          19. References . The Company will use its good faith efforts to direct inquiries for professional references regarding your employment with the Company to John Chidsey.
          20. Counterparts and Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
          21. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
          22. Interpretation. The parties agree that all provisions of this Agreement shall be construed according to their fair meaning and not strictly against either party, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.
          23. Evidence. The parties agree that this Agreement may be used as evidence only in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

          24. Section 409A of the Code.
          The intent of the Company is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
          It is intended that each installment, if any, of the payments and benefits, if any, provided to you pursuant to the terms and conditions of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. The Company shall not have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code.
          All reimbursements and in-kind benefits provided to you under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant hereto that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
          IN WITNESS WHEREOF, you and the Company hereto knowingly and voluntarily executed this Agreement as of the date first written above:

RUSSELL B. KLEIN		BURGER KING CORPORATION

By:	/s/ Russell B. Klein	By:	/s/ John W. Chidsey

Date:	December 6, 2009	Date:	December 8, 2009

Schedule 1
General Release of All Claims
In consideration of the agreements set forth in and the benefits provided by Burger King Corporation (the “Company”) under the Separation Agreement and General Release dated as of November 5, 2009 between the Company and Russell B. Klein (“you”) and other good and valuable consideration, you, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives (collectively, the “Releasors”) voluntarily, knowingly, and willingly covenant not to sue or bring any action or other proceeding of any nature against, and fully release, the Company, and its parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities’ respective owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, franchisees and administrators (collectively, the “Releasees”), from any and all known and unknown claims, complaints, causes of action, demands or rights of any nature whatsoever which any Releasor now has or in the future may have against any Releasee (“Actions”) of whatever kind or nature arising out of any actions, inactions, conduct, decisions, behavior, or events occurring on or prior to the date of this General Release, whether known or unknown, including without limiting the generality of the foregoing, any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under The Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, the Florida Private Whistle-Blower Act (Fla. Stat. § 448.101 et seq), the Florida Public Whistle-Blower Act (Fla. Stat. § 112.3187 et seq.), the Florida Equal Pay Act, unpaid wages under Fla. Stat. § 448.08, retaliation claims under the Workers’ Compensation Law (Fla. Stat. § 440.205), and waivable rights under the Florida Constitution, any other federal, state, or local law, regulation or ordinance; and any theory of libel, slander, breach of contract, wrongful discharge, detrimental reliance, intentional infliction of emotional distress, tort, or any other theory under the common law or in equity; and any Actions for uncompensated expenses, severance pay, incentive pay, or any other form of compensation or benefits.
Please be advised that you may revoke this General Release within the seven (7) day period following your execution of this General Release. Any revocation must be submitted, in writing, to Burger King Corporation, Attn: Anne Chwat, General Counsel at 5505 Blue Lagoon Drive, Miami, Florida 33126 and must state, “I hereby revoke my acceptance of my General Release.”
EMPLOYEE
Name:
Social Security #:
Dated:

Schedule 2
Form of Resignation Letter
November 5, 2009
Board of Directors of
Burger King Corporation
c/o Anne Chwat
5505 Blue Lagoon Drive
Miami, FL 33126
Ladies and Gentlemen:
This is to advise you that, effective immediately, I hereby resign from each of the positions (whether as an officer or director) that I hold with Burger King Corporation, Burger King Brands, Inc., Burger King Holdings, Inc. and any and all of their subsidiaries and affiliates.
Sincerely yours,
Russell B. Klein